EXHIBIT 4.1

European Goldfields Limited Share Incentive Plan,
Amended and Restated December 2, 2010

SHARE INCENTIVE PLAN

1.	INTERPRETATION

1.1	Definitions

For the purposes of this Plan, unless there is something in the subject matter or context inconsistent therewith the following terms shall have the following meanings:

(a)	“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange, as amended from time to time;

(b)	"associate" has the meaning ascribed thereto in the Securities Act, as amended from time to time;

(c)	“Award” means an Option or a JOE Award, as the context requires;

(d)	“Awarded Shares” mean Common Shares that may be issued pursuant to a JOE Award;

(e)	“Award Agreement” means an Option Agreement or a JOE Ownership Agreement;

(f)
“Blackout Period” means a period during which the Corporation has imposed restrictions on trades in its securities by its Executive Officers, Directors and employees or a close period within the meaning of the AIM Rules;

(g)	“Board" means the board of directors of the Corporation, as constituted from time to time;

(h)	“Business Day” means a day other than a Saturday or Sunday or statutory holiday in Whitehorse, Yukon Territories;

(i)	“Change in Control” means and will be deemed to have occurred in respect of the Corporation if:

(i)
any individual, corporation, partnership, trust or association, or a group consisting of any of the foregoing acting jointly or in concert, is or becomes the beneficial owner, directly or indirectly, of voting securities of the Corporation representing fifty percent (50%) or more of the combined voting power, of the Corporation’s then outstanding voting securities (“Owner Event”) unless, (x) immediately after such Owner Event, all or substantially all of the individuals or entities who were the beneficial owners of voting capital of the Corporation immediately prior to the Owner Event continue to beneficially own, directly or indirectly, more than 66 2/3% of the then outstanding voting capital of the resulting or acquiring entity after such Owner Event in substantially the same proportions as their respective ownership in the outstanding voting capital immediately prior to such Owner Event, or (y) the Board of Directors determines, prior to the consummation of such Owner Event, that such Owner Event will not constitute a Change in Control for the purpose of the Plan; or

(ii)
individuals who on a particular date constituted the Board (together with any new directors whose election by the Board or whose nomination for election to the Board by the Corporation’s shareholders was approved by a vote of at least two-thirds of the members of the Board then in office who either were members of the Board on such date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office (a “Change in Board Majority”), and an individual, corporation, partnership, trust or association has become, at any time during the 120 days before the Change in Board Majority, the ultimate beneficial owner of more than 33 1/3% of the total voting power of the capital stock of the Corporation of any class or kind ordinarily having the power to vote for the election of directors of the Corporation on a fully diluted basis; or

(iii)
there is consummated either (i) a merger, consolidation, reorganisation, share exchange or issuance of securities involving the Corporation (each a “Business Combination”) unless, (x) immediately after such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of voting capital of the Corporation immediately before the Business Combination continue to beneficially own, directly or indirectly, more than 66 2/3% of the then outstanding voting capital of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Corporation or substantially all the Corporation’s assets either directly or indirectly) in substantially the same proportions as their respective ownership in the outstanding voting capital immediately before such Business Combination or (y) the Board of Directors determines, prior to the consummation such Business Combination, that such Business Combination will not constitute a Change in Control for the purpose of the Plan; or (ii) the sale or other disposition of any of the Corporation’s assets for gross proceeds equal to at least two-thirds of the then appraised private enterprise value of the Corporation; or

(iv)
proceedings are commenced by the Corporation to seek its reorganisation, arrangement or the composition or readjustment of its debt or to obtain relief in respect of the Corporation, in each instance, under any law relating to bankruptcy, insolvency or reorganisation; or

(v)	the Board of Directors adopts a resolution to the effect that, for the purposes of the Plan, a Change in Control has occurred.

(j)	"Common Shares" means the common shares in the capital of the Corporation;

(k)	"Corporation" means European Goldfields Limited;

(l)	"Consultant" has the meaning given to it in NI 45-106;

(m)	“Director” has the meaning given to it in NI 45-106;

(n)	“Disinterested Shareholder Approval” has the meaning given to it in applicable TSE Policies;

(o)
"Eligible Person" means (i) for the purpose of Options, any employee, Executive Officer, Director or Consultant of the Corporation or of a Related Entity or a Permitted Assign of any such person; and (ii) for the purpose of JOE Awards, any employee, Executive Officer or Director of the Corporation or of a Related Entity or a Permitted Assign of any such person provided that any such employee, Executive Officer or Director of the Corporation or of a Related Entity or a Permitted Assign of any such person is not in Canada and his, her or its address on the books of the Corporation is not in Canada;

(p)	“Effective Date of Grant” means the date of grant of an Award by the Board or such other date as may be specified by the Board at the time of the authorization of the grant;

(q)
“Employee’s Option” means an option granted to an Eligible Person under a JOE Ownership Agreement to purchase a certain portion of the Trustee’s interest in Common Shares pursuant to the terms of the Plan and the JOE Ownership Agreement;

(r)
“Exercise Price” means the amount payable per Common Share on the exercise of an Option or, in the case of a JOE Award, on the exercise of an Employee’s Option, as determined in accordance with the terms hereof and, in the case of a JOE Award, in accordance with the terms of the JOE Ownership Agreement, provided that, in the case of an Option, this price shall be not less than the volume weighted average trading price of the Common Shares on the TSE for the 5 (five) trading days prior to the Effective Date of Grant and in the case of a JOE Award, this price shall be not less than the Subscription Price;

(s)	“Executive Officer” has the meaning given to it in NI 45-106;

(t)	"Insider" has the meaning given to it in TSE Policies;

(u)	“JOE Award” means an award of Common Shares granted hereunder to be jointly owned by an Eligible Person and the Trustee, in accordance with the terms of a JOE Ownership Agreement;

(v)	“JOE Ownership Agreement” means an agreement evidencing a JOE Award, entered into by an Eligible Person, the Trustee and the Corporation, in such form as the Board may determine from time to time;

(w)	“NI 45-106” means National Instrument 45-106 - Prospectus and Registration Exemptions or any successor instrument adopted from time to time by the British Columbia Securities Commission;

(x)	“Non-Executive Director” means a Director who is not otherwise an employee of the Corporation;

(y)	"Option" means an option granted hereunder to purchase Common Shares from treasury granted to an Eligible Person pursuant to the terms of the Plan;

(z)	“Option Agreement“ means an agreement evidencing an Option, entered into by and between the Corporation and a Participant;

(aa)	“Optioned Shares” means Common Shares that may be issued in the future to an Eligible Person upon the exercise of an Option;

(bb)	"Participant" means an Eligible Person to whom Awards have been granted;

(cc)	“Permitted Assign” has the meaning given to it in NI 45-106;

(dd)	“Plan” means this Share Incentive Plan of the Corporation or as may be amended;

(ee)	“Policies” has the meaning given to it in Section 2.4;

(ff)
“Regulatory Approval” means the approval of the TSE, together with the approval of any other securities regulatory authority that may have lawful jurisdiction over the Plan and any Awards issued hereunder;

(gg)	“Related Entity” has the meaning given to it in NI 45-106;

(hh)	"Securities Act" means the Securities Act (British Columbia), R.S.B.C. 1996 c. 418, as amended from time to time;

(ii)
“Shareholder Approval” means the approval of the Corporation’s shareholders obtained in the manner required by applicable TSE Policies and includes, to the extent required by applicable TSE Policies, Disinterested Shareholder Approval;

(jj)
“Subscription Price” means the price per Common Share to be paid by the Trustee to subscribe for Common Shares under the JOE Ownership Agreement provided that this price shall be not less than the volume weighted average trading price of the Common Shares on the TSE for the 5 (five) trading days prior to the Effective Date of Grant;

(kk)	"Termination Date" means the date on which a Participant ceases to be an Eligible Person;

(ll)	”Trustee” means the trustee of any employees’ share trust established by the Corporation outside of Canada for the purposes of the JOE Award, which trustee is a Permitted Assign;

(mm)	“TSE” means the Toronto Stock Exchange and any successor thereto; and

(nn)	“TSE Policies” means the rules and policies of the TSE, as amended from time to time.

1.2	Use of Gender and Number

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.3	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.4	Forfeiting of JOE Awards

In this Plan, if a Participant’s beneficial interest in Common Shares in respect of a JOE Award is forfeited or lapses pursuant to the terms of a JOE Ownership Agreement, then the Participant is required to (and is deemed to) transfer such beneficial interest for no or nominal consideration to such person as the Board may determine, provided that such transfer must be made in accordance with applicable law.

2.	ESTABLISHMENT OF PLAN

2.1	Establishment and Purpose of the Plan

There is hereby established a Share Incentive Plan to advance the interests of the Corporation by (i) providing Eligible Persons with additional incentive to develop and promote the business and financial success of the Corporation, (ii) encouraging stock ownership by Eligible Persons, (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation, (iv) encouraging Eligible Persons to remain with the Corporation or its Related Entities, and (v) attracting new employees and officers to the Corporation. Unless otherwise agreed by the holders thereof, any Options granted by the Corporation before the date of the Plan, are not included hereunder or affected hereby.

2.2	Effective Date

The Plan shall be effective upon the approval of the Plan by the TSE and if required, upon the Corporation obtaining Shareholder Approval of the Plan.

2.3	Eligibility

Awards may be granted hereunder to Eligible Persons from time to time by the Board but may not be granted when that grant would be prohibited by or in breach of any law, regulation or non-statutory set of guidelines or code that applies to the Corporation or with which the Board wishes to comply.

2.4	Compliance with TSE Policies and the AIM Rules

It is the intention of the Corporation that this Plan, at all times, be in compliance with applicable TSE Policies and the AIM Rules (together, the “Policies”) and that any inconsistencies between this Plan, whether due to inadvertence or to changes in the Policies will be resolved in favour of the latter.

3.	ADMINISTRATION

3.1	Use of Committees

The Board may delegate all or such portion of its powers hereunder as it may determine to a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three members of the Board, either indefinitely or for such period of time as it may specify and thereafter such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorized so to do.  If a committee is appointed for this purpose, all references herein to the Board will be deemed to be references to such committee.

3.2	Authority of the Board

The Board shall be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder.  Without limiting the generality of the foregoing, the Board has the power and authority to:

(a)	grant Awards hereunder from time to time and allot Common Shares for issuance in connection in connection with the exercise of Options and JOE Awards;

(b)
determine the number of Optioned Shares and Awarded Shares, the Subscription Price for each such Awarded Share, the Exercise Price for each Award and determine the time or times when Awards will be granted, vest and be exercised and to determine when it is appropriate to accelerate when Options or, in the case of JOE Awards, an Employee’s Option, otherwise subject to vesting may be exercised;

(c)
determine the expiration date for each Option or Employee’s Option, as the case may be, and, subject to Section 5.2, to extend the period of time for which any Option or Employee’s Option is to remain exercisable in appropriate circumstances, provided that such date may not be later than the earlier of (1) the date which is the tenth anniversary of the date on which such Option or JOE Award is granted and (2) the latest date permitted under the applicable Policies;

(d)	prescribe the form of the instruments relating to the grant, exercise and other terms of Awards;

(e)
enter into an Option Agreement evidencing each Option or a JOE Ownership Agreement evidencing each JOE Award, each of which will incorporate such terms as the Board in its discretion deems consistent with this Plan;

(f)
provide financial assistance to the Trustee to enable it to fund the Subscription Price in respect of a JOE Award on such terms as the Board in its discretion deems appropriate and consistent with this Plan;

(g)	take such steps and require such documentation from Eligible Persons which in its opinion are necessary or desirable to ensure compliance with the Policies;

(h)	subject to Article 9 hereof, amend, suspend, terminate or discontinue the Plan, or revoke or alter any action taken in connection therewith;

(i)	determine the terms, limitations, restrictions and conditions respecting such grant of Awards and the vesting and/or exercise thereof;

(j)	interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable, and

(k)	make all other determinations and take all other actions in connection with the implementation and administration of the Plan, as it may deem necessary or advisable.

The Board's guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all other persons, including, in particular and without limitation, the Participants.

4.	GRANTS

4.1	Shares Subject to Plan

The maximum number of Common Shares which may be reserved for issuance for all purposes under the Plan shall not exceed 15% of the Common Shares issued and outstanding from time to time.

4.2	Grant of Awards

Subject to the terms hereof, the Board may from time to time grant to any Eligible Person one or more Awards as the Board deems appropriate.

4.3	Reservation of Shares

The Board will reserve for allotment from time to time out of the authorized but unissued Common Shares sufficient Common Shares to provide for issuance of all Common Shares which are issuable under all outstanding Awards. Notwithstanding the foregoing, at any time, the number of Common Shares reserved for issuance under the Plan and under each of the Corporation’s other security based compensation arrangements may not exceed, in aggregate, 15% of the Common Shares issued and outstanding from time to time.

4.4	Limitation on Issue of Common Shares

For so long as the Corporation’s Common Shares are posted and listed for trading on the TSE, unless permitted under TSE Policies or by Regulatory Approval, the number of Common Shares issued under the Plan and under each of the Corporation’s other security based compensation arrangements, within a one year period may not exceed, in aggregate, 15% of the Common Shares issued and outstanding from time to time.

4.5	Limitation of Awards to Any One Person

Unless permitted under TSE Policies or by Regulatory Approval and, if required thereby, Shareholder Approval is obtained, the maximum number of Common Shares which may be reserved for issuance to any one person pursuant to Awards issued under the Plan, may not exceed, in aggregate, 5% of the Common Shares outstanding at the Effective Date of Grant.

4.6	Awards to Insiders

Unless permitted under TSE Policies or by Regulatory Approval and, if required thereby, Shareholder Approval is obtained:

(a)
the aggregate number of Common Shares which may be reserved for issuance at any time under Awards granted to Insiders under the Plan and under each of the Corporation’s other security based compensation arrangements may not exceed, in aggregate, 10% of the issued Common Shares;

(b)
the number of Common Shares which may be issued and the number of Awards that may be granted to Insiders under the Plan and under each of the Corporation’s other security based compensation arrangements, within a 12 month period, may not exceed, in aggregate, 10% of the issued Common Shares.

4.7	Award Agreement

Upon the grant of an Award hereunder, an authorized officer of the Corporation will deliver to the Participant an Award Agreement executed by the Corporation and, in the case of a JOE Award, also executed by the Trustee, showing the number of Optioned Shares, or, in the case of a JOE Award, Awarded Shares, the term of the Option or, in the case of  JOE Award, the term of the Employee’s Option, a reference to vesting terms, if any, and the Exercise Price and in the case of JOE Awards, the Subscription  Price.  Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of each Award Agreement made hereunder.

5.	EXERCISE OF AWARDS AND SUBSCRIPTION FOR COMMON SHARES

5.1	Exercise Price and Subscription Price

The Board shall establish the Exercise Price at the time each Award is granted, which shall in all cases not be less than the lowest price permitted under the applicable Policies.  The Board shall establish the Subscription  Price at the time each JOE Award is granted, which price in all cases shall not be less than the lowest price permitted under the applicable Policies.  The Corporation shall be entitled to lend funds to the Trustee on terms agreeable to the Corporation and the Trustee (including on an interest-free basis) in order to assist the Trustee to fund the Subscription Price.

5.2	Term of Option and Employee’s Option

Subject to the specific expiration provisions set out in this Plan, each Option and, in the case of a JOE Award, Employee’s Option will expire on the date determined by the Board and specified in the Award Agreement pursuant to which such Award is granted, provided such date may not be later than the earlier of (a) the date which is the tenth anniversary of the date on which such Award is granted and (b) the latest date permitted under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject, including the TSE.

Notwithstanding the foregoing, if an Option or, in the case of a JOE Award, Employee’s Option expires:

(a)	within a Blackout Period, the Option or, in the case of a JOE Award, Employee’s Option shall be extended to a date which is 10 Business Days after expiry of the Blackout Period; or

(b)
if an Option or, in the case of a JOE Award, Employee’s Option expires immediately following a Blackout Period, the Option or Employee’s Option, as the case may be, shall be extended to a date which is 10 Business Days less the number of Business Days between the date of expiry of the Option or Employee’s Option, as the case may be, and the date on which the Blackout Period ends.

The term of an extension pursuant to this Section 5.2 is fixed and is not subject to the discretion of the Board.

5.3	No Fractional Shares

No fractional Common Shares shall be issued upon the exercise of Options or, in the case of JOE Awards, upon the granting of a JOE Award or upon the exercise of an Employee’s Option, granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Common Share upon the exercise of an Option or an Employee’s Option, such Participant shall only have the right to purchase or, in the case of a JOE Award, receive, the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

5.4	Vesting

Subject to the applicable TSE Policies, the Board may determine when any Option, or, in the case of JOE Awards, an Employee’s Option, will become exercisable and may determine that the Option, or, in Employee’s Option, as the case may be, shall be exercisable in instalments.  Without restricting the authority of the Board in respect of the terms of the Awards, subject to applicable TSE Policies, the Board may, at its discretion, in respect of any such Award, provide that the right to exercise such Option or, in the case of  a JOE Award, such Employee’s Option, will vest in instalments over the life of the Award, with the Option or Employee’s Option, as the case may be, being fully-exercisable only when such required time period or periods have elapsed.  Subject to the foregoing, each Participant, upon becoming entitled to exercise the Option or Employee’s Option, as the case may be, in respect of any Common Shares in accordance with the Award Agreement, shall be entitled to exercise the Option or Employee’s Option, as the case may be, to purchase such Common Shares (or, in the case of a JOE Award, a certain portion of the Trustee’s interest in such Common Shares) at any time prior to the expiration or other termination of the Option or Employee’s Option, as the case may be, provided that no Option or Employee’s Option may be exercised when prohibited by or in breach of any law or regulation with the force of law or when prohibited by or in breach of any of the applicable Policies.

6.	TERMINATION OF AWARDS

6.1	Termination for Reason Other Than Death or For Cause

Except as otherwise determined by the Board and subject to Section 8.1A, if a Participant ceases to be an Eligible Person for any reason whatsoever other than death or the termination of the office, employment or services of the Participant for cause, each Option or, in the case of a JOE Award, an Employee’s Option held by the Participant, will cease to be exercisable on the earlier of 12 months after the Termination Date or the original expiry date of the Award Agreement.  If any portion of an Award is not vested by the Termination Date, that portion of the Award may not under any circumstances be exercised by the Participant.

6.2	Termination for Cause

(a)
If a Participant ceases to be an Eligible Person for cause, such Participant’s Options or, in the case of a JOE Award, such Participant’s Employee’s Option, whether vested or not vested at the Date of Termination will immediately terminate with respect to exercise of the same.

(b)
If the Participant has an employment or consulting agreement with the Corporation, the term “cause” shall have the meaning given to it in the employment or consulting agreement or, if such term is not defined in such agreement, shall mean any ground which would justify the services of the Participant to be terminated without notice or payment in lieu and/or shall have the meaning given to such term under any applicable law.

6.3	No Compensation for Cancelled Awards

Sections 6.1 and 6.2 apply regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Award to vest with the Participant. Except as expressly permitted by the Board, all Awards will cease to vest as at the date upon which the Participant ceases to be an Eligible Person. Participants will not be entitled to any compensation in respect of any part of the Award which was not vested or which may not be exercised.

6.4	Termination Upon Death

Except as otherwise determined by the Board, if a Participant dies prior to ceasing to be an Eligible Person, the personal representative, heirs or administrators of the Participant may exercise the Participant's Options or, in the case of a JOE Award, such Employee’s Option until the earlier of 12 months after the date of the Participant's death or the original expiry date of the Option or Employee’s Option, as the case may be, but only to the extent the Options or Employee’s Option, as the case may be, were by their terms exercisable on the date of death.

6.5	Change of Status

A change in the status, office, position or duties of a Participant from the status, office, position or duties held by such Participant on the date on which the Award was granted to such Participant will not result in a change in the terms of the Award granted to such Participant provided that such Participant remains an Eligible Person.

6.6	Extension of Exercise Period

Notwithstanding Sections 6.1, 6.2 and 6.4 the Board may, subject to Regulatory Approval, at any time prior to the expiry of an Option or, in the case of a JOE Award, prior to the expiry of an Employee’s Option, extend the period of time within which an Option or Employee’s Option, as the case may be, may be exercised by a Participant who has ceased to be an Eligible Person, but such extension will not be granted beyond the original expiry date of the Option or Employee’s Option, as the case may be, except as provided for in Section 5.2.

6.7	Status of Terminated and Exchanged Options

Any Common Shares underlying an Option or JOE Award which for any reason is cancelled or terminated and without having been exercised shall be returned to the Plan and will be eligible for re-issue. The Common Shares underlying Options exchanged by a Participant pursuant to Section 8.1A shall not be returned to the Plan or be eligible for re-issue.

6.8	Awards Non-Transferable

Awards shall not be transferable or assignable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant's personal representative heirs or administrators and only in accordance with Section 6.4.

7.	ADJUSTMENT TO THE NUMBER OF OPTIONED SHARES AND AWARDED SHARES

7.1	Adjustments

Appropriate adjustments in the number of Common Shares subject to this Plan, as regards Awards granted or to be granted, in the number of Optioned Shares and, in the case of JOE Awards, Awarded Shares, and the applicable Exercise Price, will be conclusively determined by the Board to give effect to adjustments in the number of Common Shares resulting from subdivisions, consolidations, substitutions, or reclassifications of the Common Shares, the payment of stock dividends by the Corporation (other than dividends in the ordinary course) or other relevant changes in the capital of the Corporation or from a proposed merger, amalgamation or other corporate arrangement or reorganization involving the exchange or replacement of Common Shares of the Corporation for those in another corporation. Any dispute that arises at any time with respect to any such adjustment will be conclusively determined by the Board, and any such determination will be binding on the Corporation, the Participant and all other affected parties.

7.2	Further Adjustments

Subject to Section 7.1 and applicable TSE Policies, if, because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of Common Shares of the Corporation for those in another corporation is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised option rights or JOE Awards granted under this Plan will be treated including, without limitation, requiring the acceleration of the time for the exercise of such rights by the Participants, the time for the fulfilment of any conditions or restrictions on such exercise, and the time for the expiry of such rights. All determinations of the Board under this Section will be final, binding and conclusive for all purposes.

7.3	Third Party Offer

If an offer to purchase all of the outstanding Common Shares of the Corporation is made by a third party, the Board may, to the extent permitted by applicable TSE Policies and upon giving each Participant written notice to that effect, require the acceleration of the time for the exercise of Options or, in the case of JOE Awards, the exercise of an Employee’s Option, granted under this Plan, the time for the fulfilment of any conditions or restrictions on such exercise, and the time for the expiry of such rights. All determinations of the Board under this Section will be final, binding and conclusive for all purposes.

7.4	Change in Control

In the event of a Change in Control, the Board may accelerate the time for the fulfilment of any conditions or restrictions applicable to Awards granted under this Plan. All determinations of the Board under this Section will be final, binding and conclusive for all purposes.

7.5	Limitations

The grant of Awards under the Plan will in no way affect the Corporation’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, amalgamate, reorganize, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or engage in any like transaction.

8.	MANNER OF EXERCISE

8.1	Manner of Exercise

A Participant who wishes to exercise his, her or its Option may do so by delivering: (a) a written notice to the Corporation specifying the number of Optioned Shares being acquired pursuant to the Option; and (b) cash or a certified cheque payable to the Corporation for the aggregate Exercise Price for the Optioned Shares being acquired.  A Participant who wishes to exercise his, her or its Employee’s Option may do so in accordance with the terms of the a JOE Ownership Agreement.

8.1A	Exchange of Options

A Participant (which, for the purposes of this Section 8.1A excludes Non-Executive Directors of the Corporation and of a Related Entity, Consultants of the Corporation and of a Related Entity, and Permitted Assigns of any of the foregoing) may elect, by written notice (the “Election Notice”) to the Corporation, to dispose of the Participant’s rights under all or part of his, her or its Options (the “Exchanged Rights”) in exchange for the following number of Common Shares in settlement thereof (the “Settlement Common Shares”):

Number of Settlement Common Shares	=	Number of Optioned Shares issuable on exercise of the Exchanged Rights	X	(Current Price – Exercise Price) Current Price

For the purpose of this paragraph, “Current Price” means the last closing price of the Common Shares on the TSE, if the Common Shares are then listed for trading thereon (and if not so listed, on any stock exchange on which the Common Shares may then be listed) immediately prior to receipt by the Corporation of the Election Notice.  In lieu of issuing the Settlement Common Shares to the Participant, the Corporation, at its discretion, may elect: (i) to pay the Participant an amount in cash equal to the number of Settlement Common Shares multiplied by the Current Price (less any applicable tax as provided in Section 8.2), or (ii) use its reasonable endeavours to sell, at the Corporation’s discretion, within five trading days of receipt by the Corporation of the Election Notice, the Settlement Common Shares in the open market and to remit to the Participant the proceeds of such sale (less brokerage and other fees and any applicable tax as provided in Section 8.2). In using its reasonable endeavours to sell the Settlement Common Shares pursuant to (ii) above the Corporation shall have no obligation to place the Settlement Common Shares at a price specified or expected by the Participant, and the Corporation shall not be held liable for any loss in the market value of the Common Shares between the date of the Election Notice and the time such sale is completed. Upon the issuance of the Settlement Common Shares in accordance with the foregoing formula or upon payment in cash by the Corporation in lieu of such issuance, the Exchanged Rights shall terminate.  Notwithstanding Section 6.1, upon resignation by a Participant, the rights granted under this Section 8.1A shall cease to apply to such Participant at the date upon which such Participant resigns.

8.2	Tax and Withholding Tax

(a)           In accepting the grant of an Award, a Participant:

(i)
may be required to undertake to the Corporation and, if different, the Participant’s Employer, that the Participant shall bear the cost of, and the Participant’s Employer may recover from the Participant, the whole or any part of any Employer’s NICs payable in respect of any Option Gain;

(ii)	shall indemnify the Corporation and, if different, the Participant’s Employer in respect of any Option Tax Liability; and

(iii)
shall undertake to the Corporation that, if requested to do so, the Participant shall, before the first occasion on which an Option or, in the case of a JOE Option, an Employee’s Option, is exercised or exchanged under Section 8.1A of this Plan, join with the Participant’s Employer in electing, pursuant to section 431(1) of ITEPA, that for the relevant tax purposes the market value of the Common Shares acquired pursuant to the Award on any occasion shall be calculated as if they were not restricted and sections 425 to 430 of ITEPA are not to apply to such Common Shares.

The exercise of the Option or an Employee’s Option, as the case may be, or the exchange of an Option under Section 8.1A of this Plan shall be subject to the Participant providing evidence, satisfactory to the Corporation, that the Participant has made arrangements to satisfy any Option Tax Liability.

(b)	If an Option Tax Liability arises on any occasion then, unless either:

(i)
the Participant’s Employer is able to withhold the amount of the Option Tax Liability from payment of the Participant’s remuneration, within the period of 30 days from the date on which this Option or Employee’s Option, as the case may be, is exercised or exchanged under Section 8.1A;

(ii)
the Participant indicates in writing to the Participant’s Employer either on the notice of exercise or exchange, as the case may be, or in a manner agreed with the Corporation, that the Participant will make a payment to the Corporation of an amount equal to the Option Tax Liability and does in fact make the payment, within 14 days of being notified by the Corporation of the amount of the Option Tax Liability; or

(iii)
the Participant authorises the Corporation (either in the notice of exercise of the Option or Employee’s Option, as the case may be, or in another manner agreed with the Corporation) to sell a sufficient number of the Common Shares acquired on the exercise of the Option or Employee’s Option, as the case may be, and to procure payment to the Participant’s Employer of an amount sufficient to satisfy the indemnity out of the net proceeds of sale of the Common Shares;

the Corporation shall be entitled to sell a sufficient number of the Common Shares acquired on the exercise of an Option or an Employee’s Option, as the case may be, necessary to satisfy the Participant’s Indemnity and to procure payment to the Participant’s Employer of an amount sufficient to satisfy the Participant’s Indemnity out of the net proceeds of sale of the Common Shares.

(c)	For the purposes of this Section 8.2:

“Employer’s NICs”	means the amount of secondary Class 1 National Insurance contributions payable in respect of any Option Gain

“Group”	means the Corporation and any subsidiary (as that term is defined in section 1159 of the UK Companies Act 2006) of the Corporation

“HMRC”	means Her Majesty’s Revenue and Customs

“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003 of England and Wales

“NICs”	means National Insurance contributions in England and Wales

“NI Regulations”	means the laws, regulations and practices currently in force in England and Wales relating to liability for and the collection of NICs

“Option Gain”
means a gain realised upon the exercise or release of, or the acquisition of Common Shares pursuant to, an Option, or, in the case of a JOE Award, an Employee’s Option, being a gain that is treated as derived from the Participant’s employment by virtue of section 4(4)(a) of the Social Security Contributions and Benefits Act 1992 (England and Wales)

“Option Tax Liability”
means any liability of the Participant’s Employer to account to HMRC for any amount of, or representing, income tax or NICs (which may, to the extent provided for in Section 8.2(a)(i) of this Plan, include Employer’s NICs) arising on the exercise, exchange or release of, or the acquisition of Common Shares pursuant to, this Option or, in the case of a JOE Award, the Employee’s Option

“the Participant’s Employer”
means such member of the Group as is or, if the Participant has ceased to be employed within the Group, was the Participant’s employer or such other member of the Group or other person as, under the PAYE Regulations or, as the case maybe, the NI Regulations, or any other statutory or regulatory enactment is obliged to account for any Option Tax Liability

“the Participant’s Indemnity”	means the indemnity given by a Participant to the Corporation and, if different, the Participant’s Employer, as required by Section 8.2(a)(ii) of this Plan

“the PAYE Regulations”	means the regulations made under section 684 of ITEPA.

(d)	In accepting the grant of an Award, a Participant shall appoint the Secretary of the Corporation or any director of the Corporation to act as the attorney of the Participant for the purposes of:

(i)
selling (at the best price that can reasonably be expected to be obtained at the time of sale) such number of the Common Shares to which the Participant becomes entitled on the exercise of the Option or, in the case of a JOE Award, on the exercise of the Employee’s Option, as will realise sufficient monies (after deduction of all commissions and expenses incurred in relation to such sale) to satisfy the Participant’s Indemnity; and

(ii)	paying such monies to the Participant’s Employer.

Such Power of Attorney shall be given by way of security for the performance of the Participant’s obligation in this Section 8.2(d) and be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 (England and Wales).

8.3	Delivery of Certificate and Hold Periods

(a)
As soon as practicable after, in the case of Options, receipt of the notice of exercise described in Section 8.1 or the Election Notice pursuant to Section 8.1A and, if applicable, payment in full for the Optioned Shares being acquired, and in the case of JOE Awards, execution by all parties of the JOE Ownership Agreement, the Corporation will, subject to the last paragraph of Section 8.1A, direct its transfer agent to issue a certificate to, in the case of Options, the Participant and, in the case of a JOE Award, the Trustee, for the appropriate number of Common Shares (subject, in the case of Options, to applicable withholding tax as provided in Section 8.2).  Such certificate issued will bear a legend stipulating any resale restrictions required under applicable securities laws and TSE Policies.

(b)
In the case of a JOE Award, upon exercise of the Employee’s Option in accordance with the terms of a JOE Ownership Agreement, the Corporation will direct its transfer agent to effect the necessary changes in order to issue a certificate to the Participant for the appropriate number of Common Shares.  Such certificate issued will bear a legend stipulating any resale restrictions required under applicable securities laws and TSE Policies.

9.	AMENDMENT

9.1	Amendment and Termination of Plan

The Board reserves the right, in its absolute discretion, to at any time amend, modify or terminate the Plan with respect to all Common Shares in respect of Awards which have not yet been granted hereunder.  Any amendment to any provision of the Plan will be subject to any necessary Regulatory Approvals and if required by Policies, Shareholder Approval. Without limiting the generality of the foregoing, the Board is specifically authorized to amend the terms of the Plan or any Award without obtaining Shareholder Approval in the following circumstances, subject to any limitations that may be prescribed by the Policies from time to time and subject to Section 9.3 and 9.4:

(a)	amendments of a “housekeeping” nature including, but not limited to, of a clerical, grammatical or typographical nature;

(b)
to correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(c)	a change to the vesting provisions of any Award or the Plan;

(d)	amendments to reflect any changes in requirements of any regulator or stock exchange to which the Corporation is subject;

(e)	amendments to obtain or maintain favourable tax or exchange control treatment of the Corporation, any Related Entity or any present or future Participant;

(f)
a change to the termination provisions of an Option or, in the case of JOE Awards, an Employee’s Option, which does not result in an extension beyond the original term of the Option or Employee’s Option, as the case may be;

(g)	in the case of any Award, the substitutions and/or adjustments contemplated under Section 7 of this Plan;

(h)	in respect of the Options, the addition of a cashless exercise feature, payable in cash or securities of the Corporation; and

(i)	a change to the class of Eligible Persons that may participate under the Plan.

If the Plan is terminated, the provisions of the Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect during such time as an Award or any rights pursuant thereto remain outstanding.

9.2	Powers of Board Survive

The full powers of the Board provided for in the Plan will survive the termination of this Plan until all Awards have been executed in full or have otherwise expired.

9.3	Amendment of Outstanding Options

Subject to (a) Regulatory Approval; and (b) if required, Shareholder Approval, the Board may amend or modify in any manner an outstanding Award to the extent that the Board would have had the authority to initially grant such award as so modified or amended, including without limitation, to change the date or dates as of which an Award becomes exercisable, except that no amendment will, without the written consent of all affected Participants, alter or impair any Award previously granted under the Plan unless as a result of a change of the applicable Policies or the Corporation’s status or classification.  For greater certainty, the Exercise Price of any Option or, in the case of JOE Awards, Employee’s Option, granted to an Insider may not be reduced unless the Corporation obtains first Disinterested Shareholder Approval.

9.4	Amendments Requiring Specific Shareholder Approval

Notwithstanding any provision to the contrary contained herein, Shareholder Approval is required for:

(a)	a reduction in the Exercise Price of any Option or, in the case of JOE Awards, Employee’s Option benefiting an Insider;

(b)	an extension of the term of any Option or, in the case of JOE Awards, Employee’s Option benefiting an Insider;

(c)	any amendment to remove or to exceed the insider participation limit as set out in Section 4.6;

(d)	any amendment to Section 4.1 to increase to the maximum number of Common Shares which may be reserved for issuance under the Plan; and

(e)	amendments to Sections 9.1 and 9.3.

10.	GENERAL

10.1	Compliance with Legislation

The Plan, the grant, vesting and exercise of Options and, in the case of JOE Awards, an Employee’s Option, hereunder and the Corporation's obligation to sell and deliver Common Shares upon the grant, vesting or exercise of Options or, in the case of JOE Awards, an Employee’s Option, is subject to all applicable provincial, federal and foreign laws and any regulations, instruments or orders enacted thereunder, and the rules and regulations of any stock exchange or market on which the Common Shares are then listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required.  Each Award Agreement will contain such provisions as in the opinion of the Board are required to ensure that no Common Shares are issued on the granting or vesting of a JOE Award or the exercise of an Option unless the issuance or transfer, as the case may be, of such Common Shares will be exempt from all registration, qualification and prospectus requirements of applicable securities laws and will be permitted under all applicable rules and regulations of all regulatory authorities to which the Corporation is subject, including the TSE. The Corporation shall not be obliged by any provision of the Plan or the grant of any Awards hereunder to issue or sell Common Shares in violation of such laws, rules and regulations, or any condition of such approvals.  No Award shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any jurisdiction and any purported grant of any Award or issue or sale of Common Shares hereunder in violation of this provision shall be void.  In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading. Common Shares issued and sold to Participants pursuant to the exercise or vesting of Awards may be subject to limitations on sale or resale under applicable securities laws.  In particular, if required by any regulatory authority to which the Corporation is subject, including the TSE, an Award Agreement may provide that Shareholder Approval to the grant of an Award must be obtained prior to the exercise of the Award or to the amendment of an Award Agreement.

10.2	Employment and Services

Nothing contained in the Plan will confer upon or imply in favour of any Participant any right with respect to office, employment or provision of services with the Corporation, or interfere in any way with the right of the Corporation to lawfully terminate the Participant's office, employment or service at any time pursuant to the arrangements pertaining to same.  Participation in the Plan by a Participant will be voluntary.

The value of any benefit realized under the Plan by Participants will not be taken into account in determining any pension or similar benefits and no Participant, Director, Executive Officer, employee or Consultant of the Corporation shall have any rights to compensation or damages on account of any loss in respect of Awards or the Plan where such loss arises (or is claimed to arise), in whole or in part, from termination of office, employment or services with any company.  This exclusion of liability applies however termination of office, employment or services is caused and however compensation or damages may be claimed.

10.3	No Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of the Income Tax Act (Canada) or any other applicable taxing statute or statement of practice governing the Awards or the Common Shares issued or issuable thereunder or the tax consequences to a Participant.  Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of such Participant and not the Corporation.

10.4	No Rights as a Shareholder

Subject to the terms of the JOE Ownership Agreements, nothing contained in the Plan nor in any Option granted thereunder shall be deemed to give any Participant any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and pursuant to the exercise or vesting of any Award.

10.5	Discretion of Board

The awarding of Awards to any Eligible Person is a matter to be determined solely in the discretion of the Board.  The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Common Shares or any other securities in the capital of the Corporation or any of its subsidiaries other than as specifically provided for in the Plan.

PLAN OF ARRANGEMENT

UNDER SECTION 195 OF THE

YUKON BUSINESS CORPORATIONS ACT

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them below:

“Amalco” means the corporation formed upon the amalgamation of Eldorado Holdco and European Goldfields pursuant to the Arrangement;

“Arrangement” means the arrangement of European Goldfields and Eldorado Holdco under Section 195 of the YBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.4 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order (provided, however, that any such amendment or variation is acceptable to both European Goldfields and Eldorado, each acting reasonably);

“Arrangement Agreement” means the amended and restated arrangement agreement dated as of January 19, 2012 between Eldorado and European Goldfields, as further amended, amended and restated or supplemented prior to the Effective Date;

“Arrangement Resolution” means the special resolution of the European Goldfields Shareholders and European Goldfields Securityholders, voting as a single class, approving the Plan of Arrangement which is to be considered at the European Goldfields Meeting;

“Articles of Amalgamation” means the articles of amalgamation of European Goldfields and, if required, Eldorado Holdco to be filed in accordance with the terms of the YBCA after the Final Order is made, which shall be in form and content satisfactory to European Goldfields and Eldorado, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement of European Goldfields and Eldorado Holdco to be filed in accordance with the terms of the YBCA after the Final Order is made, which shall be in form and content satisfactory to European Goldfields and Eldorado, each acting reasonably;

“Business Day” means any day other than a Saturday, a Sunday or a statutory or civic holiday in Whitehorse, Yukon Territory, Vancouver, British Columbia or London, England;

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Registrar pursuant to Subsection 195(11) of the YBCA in respect of the Articles of Amalgamation;

“Certificate of Arrangement” means the certificate of amendment (by arrangement) to be issued by the Registrar pursuant to Subsection 195(11) of the YBCA in respect of the Articles of Arrangement;

“Consideration” means the consideration to be received by the European Goldfields Shareholders pursuant to this Plan of Arrangement as consideration for each European Goldfields Share, consisting of an indivisible mixture of 0.85 Eldorado Shares and $0.0001 in cash;

“Court” means the Supreme Court of Yukon;

“Depositary” means any trust company, bank or other financial institution agreed to in writing by European Goldfields and Eldorado for the purpose of, among other things, exchanging certificates representing European Goldfields Shares for the Consideration in connection with the Arrangement;

“Dissent Right” shall have the meaning ascribed thereto in Subsection 4.1(a);

“Dissenting Shareholder” means a registered holder of European Goldfields Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for their European Goldfields Shares;

“Dissenting Shares” means European Goldfields Shares held by a Dissenting Shareholder who has demanded and perfected Dissent Rights in respect of the European Goldfields Shares in accordance with the Interim Order and who, as of the Effective Time, has not effectively withdrawn or lost such Dissent Rights;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Eldorado” means Eldorado Gold Corporation, a corporation existing under the laws of Canada;

“Eldorado Holdco” means Eldorado Gold Yukon Corp, a corporation incorporated under the YBCA that is a direct or indirect wholly-owned subsidiary of Eldorado;

“Eldorado Shares” means the common shares in the authorized share capital of Eldorado;

“Election Deadline” means 11:00 am on February 17, 2012 or, in the event of any adjournment or postponement of the European Goldfields Meeting, two Business Days prior to such adjournment or postponement;

“Election Form” means the election form to be delivered by European Goldfields to European Goldfields DPU Holders in respect of the European Goldfields DPU Election, in such form as is acceptable to European Goldfields and Eldorado, each acting reasonably;

“Eligible Holder” means a beneficial holder of European Goldfields Shares that is: (i) a resident of Canada for the purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (ii) a partnership, any member of which is a resident of Canada for the purposes of the Tax Act (other than a partnership, all members of which that are residents of Canada are exempt from tax under Part I of the Tax Act);

“European Goldfields” means European Goldfields Limited, a corporation existing under the YBCA;

“European Goldfields DPU” means a deferred phantom unit under European Goldfields’ deferred phantom unit plan;

“European Goldfields DPU Election” means, in respect of a European Goldfields DPU, an election by a European Goldfields DPU Holder to receive European Goldfields DPU Election Consideration on the Separation Date (as defined in the European Goldfields DPU Plan), which election has been duly made by delivering a duly completed and executed Election Form to European Goldfields on or before the Election Deadline;

“European Goldfields DPU Election Consideration” means, the consideration to be received by a European Goldfields DPU Holder in respect of each European Goldfields DPU held by such holder immediately prior to the Effective Date, consisting of 0.85 of an Eldorado Share;

“European Goldfields DPU Holders” means holders of European Goldfields DPUs;

“European Goldfields DPU Plan” means the deferred phantom unit plan dated December 5, 2008 as amended September 14, 2010;

“European Goldfields JOE Plan” means the European Goldfields Employee Share Trust operated by an independent trustee subject to a trust deed;

“European Goldfields Meeting” means the special meeting of European Goldfields Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“European Goldfields Option Plan” means the share option plan of European Goldfields, approved by European Goldfields Shareholders at a meeting held on June 9, 2005, as amended at a meeting of European Goldfields Shareholders held on May 19, 2008 and at a meeting of European Goldfields Shareholders held on May 12, 2010;

“European Goldfields Options” means the outstanding options to purchase European Goldfields Shares granted under the European Goldfields Option Plan;

“European Goldfields Option Holders” means holders of European Goldfields Options;

“European Goldfields RSUs” means the restricted share units issued under the European Goldfields RSU Plan, including JOE Awards (as defined in the European Goldfields RSU Plan) issued to the trustee of the European Goldfields JOE Plan;

“European Goldfields RSU Holders” means holders of European Goldfields RSUs;

“European Goldfields RSU Plan” means the restricted share unit plan approved by European Goldfields Shareholders at a meeting held on June 9, 2005, as amended at a meeting of European Goldfields Shareholders held on May 19, 2008 and at a meeting of European Goldfields Shareholders held on May 12, 2010;

“European Goldfields Securities” means, collectively, European Goldfields Shares, European Goldfields RSUs, European Goldfields DPUs and European Goldfields Options;

“European Goldfields Securityholders” means, collectively, European Goldfields Shareholders, European Goldfields RSU Holders and European Goldfields Option Holders.

“European Goldfields Shareholders” means the holders of European Goldfields Shares;

“European Goldfields Shares” means the common shares in the authorized share capital of European Goldfields;

“Final Order” means the final order of the Court pursuant to Section 195 of the YBCA, in a form acceptable to European Goldfields and Eldorado, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both European Goldfields and Eldorado, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided, however, that any such amendment is acceptable to both European Goldfields and Eldorado, each acting reasonably) on appeal;

“final proscription date” shall have the meaning ascribed thereto in Section 5.5;

“Interim Order” means the interim order of the Court made pursuant to Section 195(4) of the YBCA, in a form acceptable to European Goldfields and Eldorado, each acting reasonably, providing for, among other things, the calling and holding of the European Goldfields Meeting, as the same may be amended by the Court with the consent of European Goldfields and Eldorado, each acting reasonably;

“Letter of Transmittal” means the letter of transmittal to be forwarded by European Goldfields to Shareholders together with the Circular or such other equivalent form of letter of transmittal acceptable to Eldorado acting reasonably;

“Liens” means any liens, mortgages, pledges, assignments, hypothecs, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Option Exchange Ratio” means 0.85;

“Parties” means European Goldfields and Eldorado, and “Party” means any of them;

“Registrar” means the Registrar appointed pursuant to the YBCA;

“Replacement Option” has the meaning ascribed thereto in Subsection 3.1(e);

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“YBCA” means the Business Corporations Act (Yukon) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

In addition, words and phrases used herein and defined in the YBCA and not otherwise defined herein shall have the same meaning herein as in the YBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

For the purposes of this Plan of Arrangement, except as otherwise expressly provided:

(a)
“this Plan of Arrangement” means this Plan of Arrangement, including the recitals and Appendices hereto, and not any particular Article, Section, Subsection or other subdivision, recital or Appendix hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)
the words “hereof”, “herein”, “hereto” and “hereunder” and other word of similar import refer to this Plan of Arrangement as a whole and not to any particular Article, Section, Subsection, or other subdivision, recital or Appendix hereof;

(c)
all references in this Plan of Arrangement to a designated “Article”, “Section”, “Subsection” or other subdivision, recital or “Appendix” hereof are references to the designated Article, Section, Subsections or other subdivision, recital or Appendix to, this Plan of Arrangement;

(d)
the division of this Plan of Arrangement into Article, Sections, Subsections and other subdivisions, recitals or Appendix, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Plan of Arrangement or any provision hereof;

(e)
a reference to a statute in this Plan of Arrangement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments;

(f)	the word “or” is not exclusive;

(g)	the word “including” is not limiting, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto; and

(h)	all references to “approval”, “authorization” or “consent” in this Plan of Arrangement means written approval, authorization or consent.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Vancouver, British Columbia unless otherwise stipulated herein.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2	Binding Effect

At the Effective Time, this Plan of Arrangement shall be binding on:

(a)	European Goldfields;

(b)	Eldorado Holdco and Amalco;

(c)	all registered and beneficial holders of European Goldfields Shares, including Dissenting Shareholders;

(d)	all registered and beneficial holders of European Goldfields Securities; and

(e)	all other Persons served with notice of the final application to approve the Plan of Arrangement.

ARTICLE 3
ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, except as otherwise noted herein, the following shall occur and shall be deemed to occur sequentially, in the following order, without any further act or formality required on the part of any person, in each case effective as at the Effective Time:

(a)
343,332 European Goldfields RSUs shall be granted pursuant to the European Goldfields RSU Plan and 525,000 European Goldfields DPUs shall be granted pursuant to the European Goldfields DPU Plan to those individuals identified in a resolution of the board of directors of European Goldfields dated prior to the Effective Date;

(b)
the Effective Date shall be deemed to be the vesting date for all of the then issued and outstanding European Goldfields RSUs, and European Goldfields shall allot and issue to each holder of a European Goldfields RSU such number of European Goldfields Shares as are due to such holder under the terms of the European Goldfields RSU Plan (less any amounts withheld pursuant to Section 5.4 of this Plan of Arrangement) and  thereafter the European Goldfields RSU Plan will terminate and none of the former holders of European Goldfields RSUs, European Goldfields, Eldorado or any of their respective successors or assigns shall have any rights, liabilities or obligations in respect of the European Goldfields RSU Plan;

(c)
each European Goldfields Share held by a Dissenting Shareholder in respect of which the European Goldfields Shareholder has validly exercised his, her or its Dissent Right shall be directly transferred and assigned by such Dissenting Shareholder to Eldorado (free and clear of any liens, charges and encumbrances of any nature whatsoever) in accordance with Article 4 hereof;

(d)
each European Goldfields Share (other than any European Goldfields Shares held by Eldorado and any Dissenting Shareholder) shall be deemed to be transferred to Eldorado (free and clear of any liens, charges and encumbrances of any nature whatsoever) in exchange for the Consideration;

(e)
each European Goldfields Option, which is outstanding and has not been duly exercised prior to the Effective Date, shall be exchanged for an option (each, a “Replacement Option”) to purchase from Eldorado the number of Eldorado Shares (rounded down to the nearest whole share) equal to: (i) the Option Exchange Ratio multiplied by (ii) the number of European Goldfields Shares subject to such European Goldfields Option immediately prior to the Effective Date. Such Replacement Option shall provide for an exercise price per Eldorado Share (rounded up to the nearest whole cent) equal to: (x) the exercise price per European Goldfields Share otherwise purchasable pursuant to such European Goldfields Option; divided by (y) the Option Exchange Ratio. All terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the European Goldfields Option for which it was exchanged, and shall be governed by the terms of the applicable European Goldfields Option Plan and any certificate or option agreement previously evidencing the European Goldfields Option shall thereafter evidence and be deemed to evidence such Replacement Option and such Replacement Options shall be designed to meet the requirements under Subsection 7(1.4) of the Tax Act;

(f)	the DPU Payment (as defined in the European Goldfields DPU Plan) for each European Goldfields DPU held by a European Goldfields DPU

Holder in respect of which the European Goldfields DPU Election is made on or prior to the Election Deadline, shall be satisfied, on behalf of European Goldfields, on the applicable Separation Date (as defined in the European Goldfields DPU Plan), by the European Goldfields DPU Election Consideration, and after such Separation Date, such European Goldfields DPU Holders or any of their respective successors or assigns shall have not any rights, liabilities or obligations in respect of the European Goldfields DPU Plan;

(g)	from and after the Effective Date, no additional European Goldfields DPUs shall be issued under the European Goldfields DPU Plan (including in connection with the declaration of any dividends);

(h)	with respect to each European Goldfields Share transferred and assigned in accordance with Subsection 3.1(c) or 3.1(d) hereto:

(i)
the registered holder thereof shall cease to be the registered holder of such European Goldfields Share and the name of such registered holder shall be removed from the register of European Goldfields Shareholders as of the Effective Time;

(ii)
the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such European Goldfields Share in accordance with Subsection 3.1(c) or 3.1(d) hereto, as applicable; and

(iii)	Eldorado will be the holder of all of the outstanding European Goldfields Shares and the register of European Goldfields Shareholders shall be revised accordingly;

(i)	Eldorado will sell all of the European Goldfields Shares acquired under Subsection 3.1 (c) and (d) hereto to Eldorado Holdco in exchange for 100,000 common shares of Eldorado Holdco;

(j)	the stated capital of the European Goldfields Shares shall be reduced to $1.00 without payment or distribution in respect thereof; and

(k)	Eldorado Holdco and European Goldfields shall be amalgamated and continued as one corporation under the YBCA to form Amalco in accordance with the following:

(i)	Name. The name of Amalco shall be such name as Eldorado may determine;

(ii)	Registered Office. The registered office of Amalco shall be the registered office of Eldorado Holdco;

(iii)	Share Provisions. Amalco shall be authorized to issue an unlimited number of common shares of Amalco;

(iv)	Restrictions on Transfer. No shares of Amalco shall be transferred to any person without the approval of the Board of Directors of Amalco;

(v)	Directors and Officers.

(A)	Minimum and Maximum. The directors of Amalco shall, until otherwise changed in accordance with the YBCA, consist of a minimum number of one director and a maximum number of ten directors;

(B)	Initial Directors. The initial directors of Amalco shall be the directors of Eldorado Holdco; and

(C)	Initial Officers. The initial officers of Amalco shall be the officers of Eldorado Holdco;

(vi)	Business and Powers. There shall be no restrictions on the business Amalco may carry on or on the powers it may exercise;

(vii)	Stated Capital. The aggregate stated capital of Amalco will be an amount equal to the aggregate of the stated capital for the shares of Eldorado Holdco immediately before the Effective Date;

(viii)	By-laws. The by-laws of Amalco shall be the by-laws of Eldorado Holdco, mutatis mutandis;

(ix)	Effect of Amalgamation. The provisions of subsections 188(b), (c), (d), (e) and (f) of the YBCA shall apply to the amalgamation with the result that:

(A)	all of the property of each of Eldorado Holdco and European Goldfields (other than the shares in the capital of European Goldfields) shall continue to be the property of Amalco;

(B)	Amalco shall continue to be liable for all of the obligations of each of Eldorado Holdco and European Goldfields;

(C)	any existing cause of action, claim or liability to prosecution of Eldorado Holdco or European Goldfields shall be unaffected;

(D)	any civil, criminal or administrative action or proceeding pending by or against Eldorado Holdco or European Goldfields may be continued to be prosecuted by or against Amalco; and

(E)	a conviction against, or ruling, order or judgement in favour of or against, Eldorado Holdco or European Goldfields may be enforced by or against Amalco;

(x)	Articles. The Articles of Amalgamation shall be the articles of amalgamation of Amalco; and

(xi)	Exchange and Cancellation of European Goldfields Shares. On the amalgamation:

(A)
each issued and outstanding European Goldfields Share shall be cancelled without further consideration and Eldorado Holdco's name shall be removed from the register of holders of European Goldfields Shares as of the Effective Date; and

(B)	the issued and outstanding shares of Eldorado Holdco shall be converted into an equal number of shares of Amalco without amendment.

3.2	Post-Effective Time Procedures

(a)
Following the receipt of the Final Order and prior to the Effective Date, Eldorado shall deliver or arrange to be delivered to the Depositary the Consideration, including certificates representing the Eldorado Shares required to be issued to Former European Goldfields Shareholders in accordance with the provisions of Subsection 3.1 (d) hereof, which certificates shall be held by the Depositary as agent and nominee for such Former European Goldfields Shareholders for distribution to such Former European Goldfields Shareholders in accordance with the provisions of Article 5 hereof.

(b)
Subject to the provisions of Article 5 hereof, and upon return of a properly completed Letter of Transmittal by a registered Former European Goldfields Shareholder together with certificates representing European Goldfields Shares and such other documents as the Depositary may require, Former European Goldfields Shareholders shall be entitled to receive delivery of the certificates representing the Eldorado Shares and cheques representing the cash to which they are entitled pursuant to Subsection 3.1(c) and (d) hereof.

(c)
An Eligible Holder whose European Goldfields Shares are exchanged for the Consideration pursuant to the Arrangement shall be entitled to make an income tax election, pursuant to section 85 of the Tax Act (and any analogous provision of provincial income tax law) (a “Section 85 Election”) with respect to the exchange by providing the necessary information in accordance with the procedures set out in the tax instruction letter on or before 90 days after the Effective Date. Neither European Goldfields, Eldorado nor any successor corporation shall be responsible for the proper completion of any election form nor, except for the obligation to sign and return duly completed election forms which are received within 90 days of the Effective Date, for any taxes, interest or penalties resulting from the failure of an Eligible Holder to properly complete or file such election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, Eldorado or any successor corporation may choose to sign and return an election form received by it more than 90 days following the Effective Date, but will have no obligation to do so.

(d)
Upon receipt of a Letter of Transmittal in which an Eligible Holder has indicated that such holder wishes to receive a tax instruction letter, Eldorado will promptly deliver a tax instruction letter to such holder. The tax instruction letter will provide general instructions on how to make the Section 85 Election with Eldorado in order to obtain a full or partial tax-deferred rollover for Canadian income tax purposes in respect of the sale of the Eligible Holder’s European Goldfields Shares to Eldorado.

(e)
On each Separation Date for European Goldfields DPUs in respect of which the European Goldfields DPU Election has been made on or prior to the Effective Date, Eldorado shall (on behalf of European Goldfields) in respect of such European Goldfields DPUs, issue to each respective holder of such European Goldfields DPU (less any amounts withheld pursuant to Section 5.4 of this Plan of Arrangement) 0.85 of an Eldorado Share for each such European Goldfields DPU, and after all European Goldfields DPUs have been redeemed and the European Goldfields DPU Election Consideration has been paid, the European Goldfields DPU Plan will terminate and none of the European Goldfields DPU Holders, European Goldfields, Eldorado or any of their respective successors or assigns shall have any rights, liabilities or obligations in respect of the European Goldfields DPU Plan.

3.3	Entitlement to Cash Consideration

In any case where the aggregate cash component of the Consideration payable to a particular European Goldfields Securityholder under this Arrangement would, but for this provision, include a fraction of a cent, the consideration payable shall be rounded up to the nearest whole cent.

3.4	No Fractional Eldorado Shares

In no event shall any holder of European Goldfields Securities be entitled to a fractional Eldorado Share. Where the aggregate number of Eldorado Shares to be issued to a European Goldfields Securityholder as consideration under this Arrangement would result in a fraction of a Eldorado Share being issuable, the number of Eldorado Shares to be received by such European Goldfields Securityholder shall be rounded down to the nearest whole Eldorado Share and in lieu of a fractional Eldorado Share, the European Goldfields Securityholder will receive a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of an amount equal to (i) the volume weighted average trading price on the TSX of the Eldorado Shares over the five Business Days ending one Business Day before the Effective Date, multiplied by the (ii) fractional share amount. Any such cash payable in lieu of fractional Eldorado Shares will be denominated in Canadian dollars.

ARTICLE 4
DISSENT RIGHTS

4.1	Rights of Dissent

(a)
Pursuant to the Interim Order, registered holders of European Goldfields Shares may exercise rights of dissent (“Dissent Rights”) under Section 193 of the YBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to European Goldfields Shares in connection with the Arrangement, provided, however, that the written notice setting forth the objection of such registered European Goldfields Shareholders to the Arrangement and exercise of Dissent Rights must be received by European Goldfields not later than 5:00 p.m. on the Business Day that is two (2) Business Days before the European Goldfields Meeting or any date to which the European Goldfields Meeting may be postponed or adjourned and provided further that holders who exercise such Dissent Rights and who:

(i)
are ultimately entitled to be paid fair value for their European Goldfields Shares, which fair value, notwithstanding anything to the contrary contained in the YBCA, shall be determined as of the close of business on the day before the Effective Date, shall be deemed to have transferred their European Goldfields Shares to Eldorado in exchange for the right to be paid fair value for such European Goldfields Shares, and Eldorado shall thereupon be obligated to pay the amount therefore determined to be the fair value of such European Goldfields Shares; and

(ii)
are ultimately not entitled, for any reason, to be paid fair value for their European Goldfields Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of European

Goldfields Shares and shall be entitled to receive only the Consideration contemplated in Subsection 3.1(d) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights;

(b)
In no circumstances shall European Goldfields, Eldorado or any other Person be required to recognize a Person purporting to exercise Dissent Rights unless such Person is a registered holder of those European Goldfields Shares in respect of which such rights are sought to be exercised; and

(c)
For greater certainty, in no case shall European Goldfields, Eldorado or any other Person be required to recognize Dissenting Shareholders as holders of European Goldfields Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of European Goldfields Shareholders as of the Effective Time. In addition to any other restrictions under Section 193 of the YBCA, and for greater certainty, none of the following shall be entitled to exercise Dissent Rights: (i) holders of European Goldfields Options and European Goldfields RSUs; and (ii) European Goldfields Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution.

ARTICLE 5
DELIVERY OF ELDORADO SHARES AND CASH

5.1	Delivery of Eldorado Shares and Cash

(a)
Upon surrender to the Depository for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding European Goldfields Shares that were exchanged for Eldorado Shares in accordance with Subsection 3.1 (d) hereof (other than a European Goldfields Share that was issued on the exercise of a European Goldfields RSU in accordance with Subsection 3.1(b) hereof and exchanged for Eldorado Shares in accordance with Subsection 3.1(d) hereof) together with such other documents and instruments as would have been required to effect the transfer of the European Goldfields Shares formerly represented by such certificate under the YBCA and the articles of European Goldfields and such additional documents and instruments as the Depository may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depository shall deliver to such holder following the Effective Time, a certificate representing the Eldorado Shares and a cheque representing the cash that such holder is entitled to receive in accordance with Subsection 3.1(d) hereof.

(b)	Upon delivery to the Depository of such documents and other instruments as would have been required to effect the transfer, under the

YBCA and the articles of European Goldfields, of the European Goldfields Shares which were issued upon exercise of a European Goldfields RSU in accordance with Subsection 3.1(b) and exchanged for Eldorado Shares in accordance with Subsection 3.1 (d) hereof, together with such additional documents and instruments as the Depository may reasonably require, the former holder of such European Goldfields Shares shall be entitled to receive in exchange therefor, and the Depository shall deliver to such holder following the Effective Time a certificate representing the Eldorado Shares and a cheque representing the cash that such holder is entitled to receive in accordance with Subsection 3.1 (d) hereof, except that the Depository shall withhold and not deliver to a particular holder share certificates representing such number of Eldorado Shares as it reasonably believes are necessary to be retained and sold by the Depository on behalf of European Goldfields in order to satisfy any withholding tax obligation arising in respect of the issuance of European Goldfields Shares to the holders under the European Goldfields RSU Plan in accordance with Subsection 3.1(b).

(c)
The Depository shall, forthwith and acting reasonably, sell the Eldorado Shares retained in accordance with Section 5.1(b) and remit the appropriate amount in respect of each holder to the appropriate taxing authority, and to the extent the sale proceeds of the Eldorado Shares so retained in respect of a particular holder (less all reasonable selling expenses) exceeds the actual withholding obligation arising in respect of that holder, the excess shall forthwith be paid to the holder in cash.  All amounts so remitted to the appropriate taxing authority in respect of a particular holder shall be treated for all purposes hereof as having been paid to that particular holder.

(d)
After the Effective Time and until surrendered for cancellation as contemplated by Subsection 5.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more European Goldfields Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1 hereof.

5.2	Lost Certificates

If any certificate, that immediately prior to the Effective Time represented one or more outstanding European Goldfields Shares that were exchanged for the Consideration in accordance with Section 3.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in accordance with Section 3.1 hereof. When authorizing such delivery of Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Eldorado and the Depositary in such amount as Eldorado and the Depositary may direct, or otherwise indemnify Eldorado and the Depositary in a manner satisfactory to Eldorado and the Depositary, against any claim that may be made against Eldorado or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles and by-laws of European Goldfields.

5.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Eldorado Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding European Goldfields Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2 hereof. Subject to applicable Law and to Section 5.4 hereof, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Eldorado Shares.

5.4	Withholding Rights

Eldorado, European Goldfields and the Depository shall be entitled to deduct and withhold from all dividends or other distributions or payments otherwise payable to any Former European Goldfields Shareholder, Former European Goldfields RSU Holder, Former European Goldfields DPU Holder or other person (an “Affected Person”) such amounts as Eldorado, European Goldfields or the Depository is required or permitted to deduct and withhold with respect to such payment under the Tax Act or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended (a “Withholding Obligations”). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.  Eldorado, European Goldfields and the Depository shall also have the right to:

(a)	withhold and sell, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)
require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to European Goldfields, the Depositary or Eldorado as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction);

such number of Eldorado Shares issued or issuable to such Affected Person pursuant to the Arrangement Agreement as is necessary to produce sale proceeds (after deducting commissions payable to the broker and other costs and expenses) sufficient to fund any Withholding Obligations.  Any such sale of Eldorado Shares shall be affected on a public market and as soon as practicable following the Effective Date, or in the case of the European Goldfields DPUs in respect of which the European Goldfields DPU Election has been made, as soon as practicable after the applicable Separation Date.  None of Eldorado, European Goldfields, the Depository or the Broker will be liable for any loss arising out of any sale of such Eldorado Shares, including any loss relating to the manner or timing of such sales, the prices at which the Eldorado Shares are sold or otherwise.

5.5	Limitation and Proscription

To the extent that a Former European Goldfields Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date that is six (6) years after the Effective Date (the “final proscription date”), then the Consideration that such Former European Goldfields Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such Former European Goldfields Shareholder was entitled, shall be delivered to Eldorado by the Depositary and certificates representing Eldorado Shares forming the Consideration shall be cancelled by Eldorado, and the interest of the Former European Goldfields Shareholder in such Eldorado Shares and cash to which it was entitled shall be terminated as of such final proscription date.

5.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens of any kind.

5.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all European Goldfields Shares, European Goldfields Options, European Goldfields RSUs and European Goldfields DPUs issued prior to the Effective Time or pursuant to this Plan of Arrangement; (ii) the rights and obligations of the registered holders of European Goldfields Shares, European Goldfields Options, European Goldfields RSUs and European Goldfields DPUs, and European Goldfields, Eldorado, the Depository and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any European Goldfields Shares or European Goldfields Options, European Goldfields RSUs or European Goldfields DPUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)
Eldorado and European Goldfields reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided, however, that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by Eldorado and European Goldfields; (iii) filed with the Court and, if made following the European Goldfields Meeting, approved by the Court; and (iv) communicated to holders or former holders of European Goldfields Securities if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by European Goldfields at any time prior to the European Goldfields Meeting; provided, however, that Eldorado shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the European Goldfields Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the European Goldfields Meeting shall be effective only if: (i) it is consented to in writing by each of Eldorado and European Goldfields; (ii) it is filed with the Court (other than amendments contemplated in Subsection 6.1(d), which shall not require such filing) and (iii) if required by the Court, it is consented to by holders of the European Goldfields Shares voting in the manner directed by the Court.

(d)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.